Exhibit 23.1


To the Board of Directors and Stockholders of Intraop Medical Corporation


We consent to the incorporation by reference into this registration statement on Form SB-2 of Intraop Medical Corporation of our report dated December 16, 2005 relating to the consolidated balance sheet of Intraop Medical Corporation as of September 30, 2005 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended, which report is included in the September 30, 2005 annual report on Form 10-KSB of Intraop Medical Corporation..



/s/ Pohl, McNabola, Berg & Company LLP
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Pohl, McNabola, Berg & Company LLP


San Francisco, California

July 17, 2006